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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement filed under Form S-3 of our report dated February 27, 2004, relating to the consolidated financial statements of The Immune Response Corporation as of December 31, 2003 and for each year in the two year period then ended, which is incorporated by reference in this Registration Statement. Our report contains an explanatory paragraph regarding our substantial doubt as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO SEIDMAN, LLP
Costa Mesa, California
September 7, 2005